As filed with the Securities and Exchange Commission on May 23, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CONCEPTUS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	94-3170244
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification Number)

1021 Howard Avenue

San Carlos, California 94070

(650) 802-7240

(Address of Principal Executive Offices including Zip Code)

THE CONCEPTUS, INC.

AMENDED AND RESTATED 2002 NON-QUALIFIED STOCK OPTION PLAN

(Full Title of the Plan)

Mark Sieczkarek

President and CEO

Conceptus, Inc.

1021 Howard Avenue

San Carlos, California 94070

(650) 802-7240

(Name and Address and Telephone Number, Including Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE

	Amount to be Registered	Proposed Maximum Offering Price Per Share (1) (2)	Proposed Maximum Aggregate Offering Price (1) (2)	Amount of Registration Fee

Common stock, par value $.003 per share	1,500,000	$11.43	$17,143,109.31	$1,577.17

Preferred Shares Purchase Rights (3)	1,500,000	—	—	—

(1)	Pursuant to Rule 416, this Registration Statement shall also cover a presently indeterminate number of additional shares of the Registrant’s Common Stock that may become issuable as a result of anti-dilution adjustments deemed necessary or equitable by the Plan Administrator of the Registrant upon stock splits, stock dividends or other similar changes in capitalization.

(2)	Estimated solely for the purpose of calculating the registration fee (i) pursuant to Rule 457(h) for 1,058,156 shares subject to options previously granted under the Amended and Restated 2002 Non-Qualified Stock Option Plan at a weighted average exercise price of $10.472 per share and (ii) for the remaining 441,844 shares available for future grants under the Amended and Restated 2002 Non-Qualified Stock Option Plan, based on the average of the high and low sales prices of the Common Stock of $13.72 per share, as reported on the Nasdaq Stock Market on May 22, 2003.

(3)	Preferred share purchase rights are attached to and trade with the common stock of Conceptus, Inc. The value attributable to such rights, if any, is reflected in the market price of the common stock.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of Form S-8 is not being filed with or included in this Registration Statement on Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the SEC.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

This Registration Statement covers shares of Common Stock of Conceptus, Inc. that have been authorized for issuance pursuant to the Conceptus, Inc. Amended and Restated 2002 Non-Qualified Stock Option Plan, which was approved by the Board of Directors of the Company on August 8, 2002 and Amended and Restated on March 26, 2003.

Item 3.	Incorporation of Documents by Reference

The following documents filed by the Registrant with the SEC are incorporated herein by reference:

(a)  Conceptus’ Annual Report on Form 10-K for the year ended December 31, 2002 (including items incorporated by reference from the Registrant’s Proxy Statement for its 2003 Annual Meeting of Stockholders) filed on March 31, 2003 (File No. 000-27596);

(b)  The description of the common stock, par value $.003 per share, of Conceptus contained in the Registration Statement on Form 8-A (File No. 000-27596) filed on December 26, 1995;

(c)  Conceptus’ Current Reports on Form 8-K filed with the SEC on January 23, 2003, February 28, 2003, April 18, 2003 and May 8, 2003; and

(d)  The description of the preferred share purchase rights contained in the Conceptus’ Registration Statement on Form 8-A (File No. 000-27596), filed on February 28, 1997.

In addition, all documents filed by Conceptus pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part of it from the respective dates of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he or she is or is threatened to be made a party by reason of such position, if such person has acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his or her conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification may be made with respect to any matter as to which such person has been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

The Registrant’s Certificate of Incorporation provides that to the fullest extent permitted by the General Corporation Law of the State of Delaware, a director of the Registrant will not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director.

The Registrant’s bylaws provide that the Registrant must indemnify each of its directors and officers, employees and agents against expenses (including attorneys’ fees), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of the Registrant.

In addition, the Registrant has entered into agreements with certain directors and officers of the Registrant pursuant to which the Registrant has agreed to indemnify such persons against expenses (including attorneys’ fees), judgments, fines and certain amounts paid in settlement actually and reasonably incurred by such indemnified person if such person is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such indemnified person is or was a director, officer, employee or agent of the Registrant or any subsidiary of the Registrant, due to any action or inaction on the part of the indemnified person while an officer or director, or because the indemnified person is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, so long as such indemnified person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal action or proceeding, if such indemnified person had no reasonable cause to believe his or her conduct was unlawful. The agreements also provide that such indemnified persons will be entitled to an advance of expenses to meet the obligations indemnified against as set forth above.

Pursuant to its bylaws, the Registrant has the power to purchase and maintain a directors and officers liability policy to insure its officers and directors against certain liabilities.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 7.	Exemption From Registration Claimed

Not applicable.

Item 8.	Exhibits

EXHIBIT

4.1	(1)	Conceptus, Inc. Amended and Restated 2002 Non-Qualified Stock Option Plan

5.1		Opinion of Latham & Watkins LLP

23.1		Consent of PricewaterhouseCoopers LLP, Independent Accountants

23.2		Consent of Ernst & Young LLP, independent auditors

23.3		Consent of Latham & Watkins LLP (included in Exhibit 5.1)

24.1		Power of Attorney (included in the signature page to this Registration Statement)

(1)	Incorporated by reference to our Annual Report on Form 10-K for the year ended December 31, 2002.

Item 9.	Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bonafide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at termination of the offering.

(b)  The registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bonafide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Carlos, State of California, on May 23, 2003.

Conceptus, Inc.

/S/ MARK SIECZKAREK Mark Sieczkarek, President and CEO

Each person whose signature appears below constitutes and appoints Mark Sieczkarek and Glen K. Furuta, and each of them, his or her true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or either of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the dates indicated:

Signature	Title	Date

/S/ MARK SIECZKAREK Mark Sieczkarek	President and Chief Executive Officer and Director (Principal Executive Officer)	May 23, 2003

/S/ GLEN K. FURUTA Glen K. Furuta	Vice President, Finance & Administration & Chief Financial Officer (Principal Financial and Accounting Officer)	May 23, 2003

/S/ KATHRYN TUNSTALL Kathryn Tunstall	Chairman of the Board of Directors	May 23, 2003

Marie-Helene Plais-Cotrel	Director

/S/ SANFORD FITCH Sanford Fitch	Director	May 23, 2003

/S/ FLORENCE COMITE Florence Comite	Director	May 23, 2003

/S/ RICHARD D. RANDALL Richard D. Randall	Director	May 23, 2003

/S/ PETER L. WILSON Peter L. Wilson	Director	May 23, 2003

INDEX TO EXHIBITS

EXHIBIT

4.1	(1)	Conceptus, Inc. Amended and Restated 2002 Non-Qualified Stock Option Plan

5.1		Opinion of Latham & Watkins LLP

23.1		Consent of PricewaterhouseCoopers LLP, Independent Accountants

23.2		Consent of Ernst & Young LLP, independent auditors

23.3		Consent of Latham & Watkins LLP (included in Exhibit 5.1)

24.1		Power of Attorney (included in the signature page to this Registration Statement)

(1)	Incorporated by reference to our Annual Report on Form 10-K for the year ended December 31, 2002.